EXHIBIT 99.1

News Release
TANGER REPORTS FOURTH QUARTER AND YEAR END RESULTS
Improves Consolidated Portfolio Occupancy to 96.8%
Raises Dividend for 26th Consecutive Year
Announces Future Project in Growing Nashville, Tennessee Market

Greensboro, NC, February 13, 2019, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three months and year ended December 31, 2018.

Fourth Quarter Results

•
Net income available to common shareholders was $0.21 per share, or $19.4 million, compared to net income available to common shareholders of $0.33 per share, or $31.2 million, for the prior year period. The current year period was impacted by a non-cash impairment charge related to certain assets in a Canadian unconsolidated joint venture totaling $7.2 million, or $0.07 per share.

•	Funds from operations ("FFO") available to common shareholders was $0.64 per share, or $63.1 million, compared to $0.68 per share, or $67.5 million, for the prior year period.

•	Adjusted funds from operations ("AFFO") available to common shareholders was $0.64 per share, or $63.1 million, compared to $0.66 per share, or $65.6 million, for the prior year period.

Year End Results

•	Repurchased approximately 919,000 common shares for approximately $20.0 million.

•	Refinanced $195.0 million of joint venture debt and amended its bank term loan and lines of credit, extending their maturities, reducing the spreads over LIBOR and expanding the borrowing capacity.

•
Net income available to common shareholders was $0.45 per share, or $42.4 million, compared to $0.71 per share, or $66.8 million, for the prior year period. The current year period was impacted by non-cash impairment charges totaling $56.9 million, or approximately $0.58 per share. The prior year period was impacted by a loss on the early extinguishment of debt totaling $35.6 million, or approximately $0.36 per share; a non-cash impairment charge related to a joint venture totaling $9.0 million, or approximately $0.09 per share; and a gain on the sale of an outlet center totaling $6.9 million, or approximately $0.07 per share.

•
FFO available to common shareholders was $2.48 per share, or $243.3 million, compared to $2.12 per share, or $211.2 million, for the prior year period, which was impacted by the loss on early extinguishment of debt discussed above.

•	AFFO available to common shareholders was $2.48 per share, or $243.3 million, compared to $2.46 per share, or $245.3 million, for the prior year period.

FFO and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and AFFO are included in this release. Per share amounts for net income, FFO and AFFO are on a diluted basis.
“Better performance in the fourth quarter enabled us to deliver sequential improvement in net operating income ("NOI") and to surpass expectations for 2018," said Steven B. Tanger, Chief Executive Officer. “In particular, we maintained high consolidated portfolio occupancy, ending the year at 96.8%.  Sales growth and stable traffic also demonstrated the consumer's ongoing desire to buy the best brands at the best prices at our centers.”
Mr. Tanger continued, “As we move through 2019, our company-wide focus remains on leasing and marketing our properties. We will realize the full year impact of rent adjustments made in prior years as our leasing teams work to fill vacancies and maintain exciting, highly occupied centers for our customers to enjoy the experience. However, this will continue to take time as we anticipate that on a select basis tenants will pursue bankruptcy, store closures or lease adjustments. That said, we are encouraged by the tone of many of our tenant interactions and the opportunity to continue to upgrade our tenancy with vibrant successful retailers. With a proven track record of being disciplined in our capital allocation decisions, we are pleased to announce a future project in Nashville, Tennessee. We intend to adhere to our long-standing underwriting discipline and will not break ground until at least 60% of the project is leased. We also continue to prioritize maintaining a well-covered dividend supported by one of the lowest payout ratios in the sector, along with a fortress low-levered balance sheet. This provides us with the financial flexibility to pursue growth opportunities and to support investments in our business that together position us to outperform over time.”

Operating Metrics

The Company’s portfolio results were as follows:

•	Portfolio NOI for the consolidated portfolio increased 0.4% for the quarter and increased 0.9% for the year.

•
Same Center NOI for the consolidated portfolio decreased 0.7% for the quarter and decreased 1.3% for the year, reflecting the impact of multiple bankruptcies, lease modifications and store closures in 2017 and 2018.

•	Consolidated portfolio occupancy rate was 96.8% on December 31, 2018, compared to 96.4% on September 30, 2018 and 97.3% on December 31, 2017.

•
Commenced leases for the trailing twelve months for all renewals and re-tenanting achieved a 5.3% improvement in blended average rental rates on a straight-line basis and a 1.4% decline on a cash basis.

•
Commenced leases for the trailing twelve months that were renewed or released for a term of more than twelve months achieved a 10.6% improvement in blended average rental rates on a straight-line basis and a 3.1% increase on a cash basis, excluding the impact of strategic re-merchandising activities.

•
Lease termination fees totaled $0.1 million and $0.8 million, respectively, for the fourth quarters of 2018 and 2017 and for the 2018 and 2017 year-to-date periods totaled $1.2 million and $3.6 million, respectively.

•
Average tenant sales productivity for the consolidated portfolio was $385 per square foot for the twelve months ended December 31, 2018, compared to $380 per square foot in the comparable prior year period. Average tenant sales for the twelve months ended December 31, 2018 includes the Company's Daytona Beach, Florida center which stabilized in the first quarter of 2018.

•	Same center tenant sales performance for the overall portfolio increased 1.9% for the twelve months ended December 31, 2018 compared to the twelve months ended December 31, 2017.

•	Occupancy cost ratio for the trailing twelve months ended December 31, 2018 was 9.9%.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

Leasing Activity

Total commenced leases for the trailing twelve months ended December 31, 2018 that were renewed or released for all terms, included 373 leases totaling approximately 1.8 million square feet.

As of January 31, 2019, Tanger had lease renewals executed or in process for 58.6% of the space in the consolidated portfolio scheduled to expire during 2019, up from 57.6% of the space scheduled to expire during 2018 that was executed or in process as of January 31, 2018.

Tanger recaptured approximately 126,000 square feet within its consolidated portfolio during 2018 related to bankruptcies and brand-wide restructurings by retailers, including 3,000 square feet during the fourth quarter. During 2017, the Company recaptured approximately 201,000 square feet, including 35,000 square feet during the fourth quarter.

Future Development

The Company has commenced the early due diligence process for the future development of a new Tanger Outlet Center in Nashville, Tennessee. Once complete, the center is planned to have approximately 280,000 square feet of gross leasable area.

The Nashville MSA is home to approximately 1.9 million people and represents one of the top growth markets in the country. It is also a popular tourist destination. Over 14.5 million travelers visited Nashville for business and leisure in 2017 which is nearly a 70% increase from 10 years prior. Tanger's planned center is located near downtown and has direct highway visibility. Importantly, it is immediately adjacent to a new full interchange currently under construction and is within a mixed-use development that will be home to multiple large businesses and residential communities.

Dividend Increase

In February 2019, the Company's Board of Directors approved a 1.4% increase in the annualized dividend on its common shares from $1.40 per share to $1.42 per share and simultaneously declared a quarterly dividend of $0.355 per share for the first quarter ended March 31, 2019. This cash dividend will be payable on May 15, 2019 to holders of record on April 30, 2019. Since becoming a public company in May 1993, the Company has paid a cash dividend each quarter and has increased its dividend each year.

Balance Sheet and Capital Market Activity

As of December 31, 2018:

•	Total enterprise value was $3.7 billion and debt-to-enterprise value ratio was 46%.

•	Total outstanding floating rate debt was approximately $182 million, representing 10% of total consolidated debt outstanding, or less than 5% of total enterprise value.

•	Unused capacity under the Company's $600 million unsecured lines of credit was 76%, or $455 million.

•	Weighted average interest rate was 3.5% and weighted average term to maturity of outstanding consolidated debt, including extension options, was approximately 6.2 years.

•	Approximately 94% of the Company's consolidated square footage was unencumbered by mortgages.

•	Interest coverage ratio was 4.47 times for 2018, compared to 4.46 times for the 2017.

•	FFO payout ratio was 56% for 2018.

The Company did not repurchase any shares during the fourth quarter. During 2018, the Company repurchased approximately 919,000 common shares at a weighted average price of $21.74 per share for total consideration of approximately $20.0 million, leaving approximately $55.7 million available under the existing share repurchase authorization at December 31, 2018. In February 2019, the Company's Board of Directors approved an increase of the remaining authorization to $100 million and an extension of the expiration by two years to May 2021.

The Company completed various financing transactions during 2018 (see below), which had a combined effect of increasing the Company's total borrowing capacity, reducing the Company's exposure to floating rate debt and extending its average term to maturity.

•
On December 20, 2018, the National Harbor (Washington, DC) joint venture closed on a $95 million mortgage loan with a fixed interest rate of approximately 4.6% that matures in January 2030. The proceeds from the loan were used to repay an $87 million mortgage loan with an interest rate of 165 basis points over LIBOR that matured in November 2019. The joint venture distributed the incremental net proceeds of $7.4 million equally to the partners. The Company used its share of these proceeds to pay down balances under its unsecured lines of credit.

•
On October 25, 2018, the Company amended and restated its bank term loan, increasing the outstanding balance to $350 million from $325 million, extending maturity to April 2024 from April 2021, and reducing the interest rate spread to 90 basis points from 95 basis points over LIBOR. The additional $25 million of proceeds was used to pay down the balances outstanding under the Company's unsecured lines of credit.

•
On June 19, 2018, the Charlotte, North Carolina joint venture closed on a $100 million mortgage loan with a fixed interest rate of approximately 4.3% that matures in July 2028. The proceeds from the loan were used to repay a $90 million mortgage loan with an interest rate of 145 basis points over LIBOR that matured in November 2018. The joint venture distributed the incremental net proceeds of $9.3 million equally to the partners. The Company used its share of these proceeds to pay down balances under its unsecured lines of credit.

•
On January 9, 2018, the Company amended its unsecured lines of credit, increasing the borrowing capacity to $600 million from $520 million, extending maturity to October 2021 from October 2019 plus a one-year extension option, and reducing the interest rate spread to 87.5 basis points from 90 basis points over LIBOR.

The Company's priority uses of capital at this time include: reinvesting in its assets, paying its dividend, repurchasing its common shares opportunistically, and deleveraging its balance sheet, while evaluating potential long-term opportunities for growth.

Guidance for 2019

Based on the Company's internal budgeting process and its view on current market conditions, management currently believes its net income and FFO for 2019 will be as follows:

For the year ended December 31, 2019:
	Low Range	High Range
Estimated diluted net income per share	$0.90	$0.96
Noncontrolling interest, depreciation and amortization of real estate assets including noncontrolling interest share and our share of unconsolidated joint ventures	1.41	1.41
Estimated diluted FFO per share	$2.31	$2.37

Tanger's estimates reflect the following key assumptions:
Portfolio NOI and Same Center NOI guidance for the consolidated portfolio between (2.00)% and (2.75)%, which reflects the following:

◦	Projected average occupancy for the year is expected to be between 94.0% and 94.5%

◦	Projected 2019 store closings totaling between 150,000 and 200,000 square feet for the consolidated portfolio, including any related to recent bankruptcy filings

•	Projected full year lease termination fees (which are not included in Same Center NOI) of approximately $1.5 million for the consolidated portfolio

•	Incremental straight-line fixed CAM revenue of approximately $5 million, or $0.05 per share, related to the implementation of the new lease standard

•
Average general and administrative expense of between $12.3 million and $12.7 million per quarter, which includes approximately $4 - $5 million, or $0.04 - $0.05 per share, of incremental expense related to the implementation of the new lease standard

•	Interest expense for the year for the consolidated portfolio of $65.0 million to $68.0 million

•	The Company's share of interest expense in the unconsolidated portfolio of $8.4 million to $8.9 million

•	2019 weighted average diluted common shares of approximately 92.6 million for earnings per share and 97.5 million for FFO per share

•	Combined recurring capital expenditures and second generation tenant allowances of approximately $36 million to $40 million

•	Does not include the impact of any financing activity, the sale of any outparcels, properties or joint venture interests, or the acquisition of any properties or joint venture partner interests

The following table provides a bridge from the Company's 2018 actual FFO per diluted share to the midpoint of the Company's 2019 FFO per diluted share guidance range:

2018 FFO per diluted share	$2.48
Same Center NOI decline of 2.375%	(0.08)
G&A increase, including $0.045 related to lease standard impact	(0.06)
Increased interest expense, including $0.02 at joint venture level	(0.03)
Net incremental non-cash rents(1), including $0.05 related to lease standard impact	0.03
Estimated 2019 diluted FFO per share	$2.34
(1) Includes straight-line and market rent adjustments

Fourth Quarter and Year End Conference Call

Tanger will host a conference call to discuss its fourth quarter and year end results for analysts, investors and other interested parties on Thursday, February 14, 2019, at 8:30 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 7778746 to be connected to the Tanger Factory Outlet Centers Fourth Quarter 2018 Financial Results call. Alternatively, the call will be web cast by S&P Global Market Intelligence and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from February 14, 2019 at 11:00 a.m. through February 21, 2019 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 7778746. An online archive of the web cast will also be available through February 21, 2019.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet leased to over 3,100 stores operated by more than 530 different brand name companies. The Company has more than 38 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 189 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2018. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

Safe Harbor Statement
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast” or similar expressions.
You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other important factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performances or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, risk associated with developing or expanding outlet centers; the risks associated with general economic and real estate conditions in the United States and Canada; lack of liquidity for real estate investments; adverse changes in governmental laws and regulations; the Company's ability to meet its obligations on existing indebtedness, reduce variable rate debt or refinance existing indebtedness on favorable terms; the availability and cost of capital; the valuation of marketable securities and other investments; increases in operating costs; whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income, funds from operations (“FFO”) or adjusted funds from operations (“AFFO”); whether projects in our pipeline convert into successful developments; the Company's ability to lease its properties; the impact of environmental regulation; possible terrorist activity or other threats to public safety; the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control; the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center; impairment charges; the ability of tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; the results of operations of our retailers; adverse weather conditions, including hurricanes, and other natural disasters; the Company’s ability to pay dividends at current levels; any failure by the Company to qualify as a REIT; tax reform; competition; lack of or insufficient insurance coverage; our ability to attract and retain key personnel; risks related to cyber-security; and the risks and uncertainties identified under Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and December 31, 2018, when available, as may be updated or supplemented in the Company’s Quarterly Reports on Form 10-Q and the Company’s other filings with the SEC. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company disclaims any intention or obligation to update the forward looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures the Company makes or related subjects in the Company’s Current Reports on Form 8-K that the Company files with the SEC.

Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    EVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Base rentals (a)	$83,179	$82,518	$327,960	$323,985
Percentage rentals	3,374	3,055	10,040	9,853
Expense reimbursements	37,480	38,016	145,356	142,817
Management, leasing and other services	670	676	2,496	2,452
Other income	2,496	2,222	8,829	9,127
Total revenues	127,199	126,487	494,681	488,234
Expenses:
Property operating	40,640	40,161	160,457	155,235
General and administrative	11,306	10,158	44,167	44,004
Abandoned pre-development costs	—	—	—	528
Impairment charge	—	—	49,739	—
Depreciation and amortization	33,055	32,569	131,722	127,744
Total expenses	85,001	82,888	386,085	327,511
Operating income	42,198	43,599	108,596	160,723
Other income (expense):
Interest expense	(16,473)	(15,329)	(64,821)	(64,825)
Loss on early extinguishment of debt	—	—	—	(35,626)
Gain on sale of assets	—	—	—	6,943
Other non-operating income	203	2,041	864	2,724
Income before equity in earnings (losses) of unconsolidated joint ventures	25,928	30,311	44,639	69,939
Equity in earnings (losses) of unconsolidated joint ventures	(5,309)	3,138	924	1,937
Net income	20,619	33,449	45,563	71,876
Noncontrolling interests in Operating Partnership	(1,055)	(1,689)	(2,329)	(3,609)
Noncontrolling interests in other consolidated partnerships	143	(265)	421	(265)
Net income attributable to Tanger Factory Outlet Centers, Inc.	19,707	31,495	43,655	68,002
Allocation of earnings to participating securities	(322)	(302)	(1,211)	(1,209)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$19,385	$31,193	$42,444	$66,793

Basic earnings per common share:
Net income	$0.21	$0.33	$0.45	$0.71

Diluted earnings per common share:
Net income	$0.21	$0.33	$0.45	$0.71

a.
Includes straight-line rent and market rent adjustments of $617 and $275 for the three months ended December 31, 2018 and 2017, respectively and $3,722 and $3,258 for the years ended December 31, 2018 and 2017, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2018	2017
Assets
Rental property:
Land	$278,428	$279,978
Buildings, improvements and fixtures	2,764,649	2,793,638
Construction in progress	3,102	14,854
	3,046,179	3,088,470
Accumulated depreciation	(981,305)	(901,967)
Total rental property, net	2,064,874	2,186,503
Cash and cash equivalents	9,083	6,101
Investments in unconsolidated joint ventures	95,969	119,436
Deferred lease costs and other intangibles, net	116,874	132,061
Prepaids and other assets	98,102	96,004
Total assets	$2,384,902	$2,540,105

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,136,663	$1,134,755
Unsecured term loan, net	346,799	322,975
Mortgages payable, net	87,471	99,761
Unsecured lines of credit, net	141,985	206,160
Total debt	1,712,918	1,763,651
Accounts payable and accrued expenses	82,676	90,416
Other liabilities	83,773	73,736
Total liabilities	1,879,367	1,927,803
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 93,941,783 and 94,560,536 shares issued and outstanding at December 31, 2018 and 2017, respectively	939	946
Paid in capital	778,845	784,782
Accumulated distributions in excess of net income	(272,454)	(184,865)
Accumulated other comprehensive loss	(27,151)	(19,285)
Equity attributable to Tanger Factory Outlet Centers, Inc.	480,179	581,578
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	25,356	30,724
Noncontrolling interests in other consolidated partnerships	—	—
Total equity	505,535	612,302
Total liabilities and equity	$2,384,902	$2,540,105

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	December 31,
	2018	2017
Gross leasable area open at end of period (in thousands):
Consolidated	12,923	12,930
Partially owned - unconsolidated	2,371	2,370
Total	15,294	15,300

Outlet centers in operation at end of period:
Consolidated	36	36
Partially owned - unconsolidated	8	8
Total	44	44

States operated in at end of period (1)	22	22
Occupancy at end of period (1), (2)	96.8%	97.3%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)
Excludes centers not yet stabilized at period end. The 2018 period excludes our Fort Worth outlet center (which opened during the fourth quarter of 2017) and the 2017 period excludes our Daytona Beach outlet center (which opened during the fourth quarter of 2016).

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment charges on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Funds Available for Distribution

Funds Available for Distribution ("FAD") is a non-GAAP financial measure that we define as FFO, excluding corporate depreciation, amortization of finance costs, amortization of net debt discount (premium), amortization of share-based compensation, straight line rent amounts, market rent amounts, less 2nd generation tenant allowances, capital improvement expenditures, and our share of the items listed above for our unconsolidated joint ventures. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents regular distributions to common shareholders and unit holders of the Operating Partnership expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs.

We believe that net income (loss) is the most directly comparable GAAP financial measure to FAD. FAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of liquidity or our ability to make distributions. Other companies in our industry may calculate FAD differently than we do, limiting its usefulness as a comparative measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$20,619	$33,449	$45,563	$71,876
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	32,440	31,987	129,281	125,621
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,294	2,886	13,314	13,857
Impairment charge - consolidated	—	—	49,739	—
Impairment charge - unconsolidated joint ventures	7,180	—	7,180	9,021
Gain on sale of assets	—	—	—	(6,943)
FFO	63,533	68,322	245,077	213,432
FFO attributable to noncontrolling interests in other consolidated partnerships	143	(265)	421	(265)
Allocation of earnings to participating securities	(580)	(597)	(2,151)	(1,943)
FFO available to common shareholders (1)	$63,096	$67,460	$243,347	$211,224
As further adjusted for:
Abandoned pre-development costs	—	—	—	528
Recoveries from litigation settlement	—	(1,844)	—	(1,844)
Make-whole premium due to early extinguishment of debt (2)	—	—	—	34,143
Write-off of debt discount and debt origination costs due to early extinguishment of debt (2)	—	—	—	1,483
Impact of above adjustments to the allocation of earnings to participating securities	—	16	—	(238)
AFFO available to common shareholders (1)	$63,096	$65,632	$243,347	$245,296
FFO available to common shareholders per share - diluted (1)	$0.64	$0.68	$2.48	$2.12
AFFO available to common shareholders per share - diluted (1)	$0.64	$0.66	$2.48	$2.46

Weighted Average Shares:
Basic weighted average common shares	93,123	93,691	93,309	94,506
Effect of outstanding options and certain restricted common shares	—	—	1	16
Diluted weighted average common shares (for earnings per share computations)	93,123	93,691	93,310	94,522
Exchangeable operating partnership units	4,983	5,023	4,993	5,027
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	98,106	98,714	98,303	99,549

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)	Due to charges related to the redemption of our $300.0 million 6.125% senior notes due 2020.

Reconciliation of FFO to FAD (dollars and shares in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
FFO available to common shareholders	$63,096	$67,460	$243,347	$211,224
Adjusted for:
Corporate depreciation excluded above	615	582	2,441	2,123
Amortization of finance costs	778	623	3,058	4,027
Amortization of net debt discount (premium)	107	99	416	1,181
Amortization of equity-based compensation	3,855	3,471	14,669	13,585
Straight line rent adjustment	(1,100)	(883)	(5,844)	(5,632)
Market rent adjustment	597	722	2,577	2,829
2nd generation tenant allowances	(4,141)	(6,117)	(15,729)	(20,905)
Capital improvements	(5,564)	(9,113)	(22,047)	(40,020)
Adjustments from unconsolidated joint ventures	94	(1,028)	(780)	(2,440)
FAD available to common shareholders (1)	$58,337	$55,816	$222,108	$165,972
Dividends per share	$0.3500	$0.3425	$1.3925	$1.3525
FFO payout ratio	55%	50%	56%	64%
FAD payout ratio	59%	60%	62%	81%
Diluted weighted average common shares (1)	98,106	98,714	98,303	99,549

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Year ended
	December 31,		December 31,
	2018	2017	2018	2017
Net income	$20,619	$33,449	$45,563	$71,876
Adjusted to exclude:
Equity in (earnings) losses of unconsolidated joint ventures	5,309	(3,138)	(924)	(1,937)
Interest expense	16,473	15,329	64,821	64,825
Gain on sale of assets	—	—	—	(6,943)
Loss on early extinguishment of debt	—	—	—	35,626
Other non-operating income	(203)	(2,041)	(864)	(2,724)
Impairment charge	—	—	49,739	—
Depreciation and amortization	33,055	32,569	131,722	127,744
Other non-property expenses	149	240	1,291	1,232
Abandoned pre-development costs	—	—	—	528
Corporate general and administrative expenses	11,277	10,267	43,809	43,766
Non-cash adjustments (1)	(485)	(141)	(3,191)	(2,721)
Lease termination fees	(112)	(837)	(1,246)	(3,632)
Portfolio NOI	86,082	85,697	330,720	327,640
Non-same center NOI (2)	(4,890)	(3,928)	(17,912)	(10,838)
Same Center NOI	$81,192	$81,769	$312,808	$316,802

(1)	Non-cash items include straight-line rent, above and below market rent amortization and gains or losses on outparcel sales.

(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet center expansions:
Fort Worth	October 2017	Westbrook	May 2017	Lancaster	September 2017